Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter and Six Months Ended June 30, 2003

     HIGHLIGHTS:

     * Record earnings for quarter of $9.932 million, up 22 percent from last year's quarter.

     * Record diluted earnings per share of $.51, up 21 percent from last year's quarter.

     * Record six month earnings of $18.780 million, up 25 percent from last year.

     * Record diluted earnings per share of $.96 for the six months, up 22 percent from last year.

     * Loans increased $91.923 million, or 7 percent, during the second quarter.

     * Non-interest bearing deposits are $29.534 million, or 10 percent, greater than prior quarter.

     * Cash dividend of $.19 declared during the quarter; up 19 percent from the prior quarter.


     Earnings Summary                   Three months         Six months
     ($ in thousands, except            ended June 30,     ended June 30,
       per share data)
                                        2003     2002        2003     2002

     Net earnings                      $9,932   $8,128     $18,780  $15,025
     Diluted earnings per share         $0.51    $0.42       $0.96    $0.79
     Return on average assets            1.67%    1.51%       1.63%    1.41%
     Return on average equity           17.51%   16.77%      16.95%   15.78%


    KALISPELL, Mont., July 24 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) reported record net quarterly earnings of $9.932 million which is an increase of $1.804 million, or 22 percent, over the $8.128 million for the second quarter of 2002. Diluted earnings per share of $.51, is an increase of 21 percent over the per share earnings of $.42 for the same quarter of 2002.
    Return on average assets and return on average equity for the quarter were
1.67 percent and 17.51 percent, respectively, which compares favorably with prior year returns of 1.51 percent and 16.77 percent.
    "Operationally the second quarter exceeded expectations," said Mick Blodnick, President and CEO. "Excluding the gain on securities sales and impairment charge on our collateralized mortgage obligations our core businesses performed well. Pressure to our net interest margin persists, but growth in earning assets especially in the form of loans is helping to offset the margin compression."


                                          June 30,
     Assets ($ in thousands)          2003         2002    $ change   % change

     Cash on hand and in banks      $71,738      $59,812    $11,926      20%
     Investment securities and
      interest bearing deposits     940,519      665,534    274,985      41%
     Loans:
       Real estate                  339,057      372,318    (33,261)     -9%
       Commercial                   780,321      650,749    129,572      20%
       Consumer                     285,411      292,639     (7,228)     -2%
         Total loans              1,404,789    1,315,706     89,083       7%
       Allowance for
        loan losses                 (22,354)     (19,941)    (2,413)     12%
         Total loans net
          of allowance
          for loan losses         1,382,435    1,295,765     86,670       7%
     Other assets                   116,669      116,954       (285)      0%
         Total Assets            $2,511,361   $2,138,065   $373,296      17%


    At June 30, 2003 total assets were $2.511 billion which is $373 million greater than the June 30, 2002 assets of $2.138 billion, an increase of 17 percent.
    Total loans, net of the allowance for loan losses, have increased
$87 million from June 30, 2002, with an increase of $91 million occurring during the current quarter. "One of the real bright spots for the quarter was the loan growth we generated," Blodnick said. "After nearly two years of constant run off of our mortgage portfolio we finally saw a slowdown this past quarter. Together with a continued strong growth in commercial loans our overall loan growth was a real positive." Commercial loans have increased $130 million, or 20 percent, and continue to be the focus of our lending. Our real estate loan origination volume has been at record levels, some of which refinanced loans previously held by our banks. The refinancing of loans coupled with our decision to sell the majority of the real estate loan production has resulted in a reduction in real estate loans of $33 million from June 30, 2002. Consumer loans have declined $7 million with a significant portion of the decline attributed to the low rate or zero interest financing of auto loans by auto manufacturers. Home-equity loans continue to be the primary source of our consumer loan originations and have increased approximately $26 million, or 16 percent, from a year ago. Home equity loans comprise 66 percent of consumer loans at June 30, 2003.
    Investment securities, including interest bearing deposits in other financial institutions, have increased $268 million from June 30, 2002. The cash received from the reduction in real estate loans has been redeployed in mortgage related investment securities with characteristics that result in less interest rate risk, in increasing interest rate environments, than retaining 30 year loans. Additional investments were made to utilize funding liquidity that exceeds loan growth opportunities, and to pre-invest expected principal reductions on mortgage related investments.


                                         June 30,
     Liabilities ($ in thousands)   2003         2002     $ change  % change

     Non-interest bearing
      deposits                    $337,193     $256,519     $80,674     31%
     Interest-bearing
      deposits                   1,165,386    1,175,893     (10,507)    -1%
     Advances from Federal
      Home Loan Bank               625,670      406,603     219,067     54%
     Other borrowed funds           87,191       43,201      43,990    102%
     Other liabilities              30,656       25,743       4,913     19%
     Trust preferred
      securities                    35,000       35,000          --      0%
         Total liabilities      $2,281,096   $1,942,959    $338,137     17%


    Total deposits have increased $70 million from the June 30, 2002 balances. There was a significant increase of $81 million, or 31 percent, in non-interest bearing deposits. This growth in low cost stable funding gives us increased flexibility in managing our asset mix. During the quarter the High Performance Checking program was started in the four banks not previously enrolled in the program. This is expected to increase our base of customers, provide additional low cost deposit balances and enhance fee income. Interest-bearing deposits are down $11 million, or 1 percent, most of which was a reduction in certificates of deposit. Federal Home Loan Bank advances, other borrowed funds, and repurchase agreements, have also increased
$263 million as we continue to take advantage of the flexibility of these funding sources in this current period of low interest rates.


     Stockholders' equity
     ($ in thousands except              June 30,
      per share data)                 2003        2002    $ change   % change

     Common equity                  $217,728    $188,290   $29,438      16%
     Net unrealized gain
      on securities                   12,537       6,816     5,721      84%
         Total stockholders'
          equity                    $230,265    $195,106   $35,159      18%

     Stockholders' equity
      to total assets                  9.17%       9.13%
     Tangible equity to
      total assets                     7.72%       7.36%
     Book value per common
      share                           $11.94      $10.32     $1.62      16%
     Tangible book value
      per common share                 $9.90       $8.17     $1.73      21%
     Market price per share
      at end of quarter               $24.62      $22.27     $2.35      11%


    Each of the equity ratios and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, stock options exercised, and net unrealized gains on securities. Our equity to asset ratio is near historic highs for the Company providing flexibility for dividend increases, expansion opportunities, and stock repurchase.


            Operating Results for Three Months Ended June 30, 2003
                           Compared to June 30, 2002

     Revenue summary
     ($ in thousands)                       Three months ended June 30,
                                      2003        2002   $ change  % change

     Net interest income            $21,963     $21,601     $362        2%

     Fees and other revenue:
       Service charges and fees       4,978       4,542      436       10%
       Gain on sale of loans          3,211       1,258    1,953      155%
       Gain on sale of
        investments, net of
        impairment charge             1,685           2    1,683    84150%
       Other income                     439         532      (93)     -17%
         Total non-interest
          income                     10,313       6,334    3,979       63%
       Total revenue                $32,276     $27,935   $4,341       16%

     Tax equivalent net
      interest margin                 4.17%        4.57%


    Net Interest Income
    Net interest income for the quarter increased $362 thousand, or 2 percent, over the same period in 2002. Total interest income is $1.895 million, or 6 percent lower than the same quarter in 2002, while total interest expense is $2.257 million or 19 percent lower. The increase in non-interest bearing deposits reduced the need to borrow additional funds and helped reduce interest expense. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from 4.57 percent for the 2002 quarter,
4.35 for the first quarter of 2003, to 4.17 percent in the current quarter.
We continue to deploy a strategy of investing in short term securities that carry lower current yields. We believe it is inappropriate in this rate environment to extend maturities in order to achieve higher yields. This strategy in the near term will put pressure on our net interest margin, however from a longer term perspective we are more comfortable with this approach.

    Non-interest Income
    Fee income increased 10 percent over the same period last year, driven primarily by increased account activity. Gain on sale of loans increased $1.953 million reflecting the low level of mortgage interest rates and resulting purchase and refinancing activity. The income from mortgage origination activity serves as a counter-balance to net interest income reductions from low interest rates. Other income was lower in the current years' quarter by $93 thousand primarily the result of reduced loan servicing income.
    Gains on sale of investments of $3.480 million were realized during the quarter from the sale of approximately $14 million of long term corporate bonds. These bonds were acquired two years ago with the intent of exercising put options available in the bond structures. Market conditions provided an opportunity to sell the bonds, record a significant gain, reinvest the principal and gain proceeds into similar maturity municipal bonds, and retain the investment yield. There was an impairment charge in the current quarter of $1.795 million for impairment of value on collateralized mortgage obligations.


     Non-interest expense summary
     ($ in thousands)                         Three months ended June 30,
                                          2003       2002  $ change  % change

     Compensation and employee benefits  $9,050     $7,533    $1,517     20%
     Occupancy and equipment expense      2,295      2,324       (29)    -1%
     Outsourced data processing             266        515      (249)   -48%
     Core deposit intangibles
      amortization                          291        360       (69)   -19%
     Other expenses                       4,417      3,610       807     22%
         Total non-interest expense     $16,319    $14,342    $1,977     14%


    Non-interest Expense
    Non-interest expense increased by $1.977 million, or 14 percent, from the same quarter of 2002. Compensation and benefit expense increased
$1.517 million, or 20 percent from the second quarter of 2002, with commissions for loan originators, other incentives, additional support staff for increased volumes, and two additional branches in operation in Boise accounting for the majority of the increase. Occupancy and equipment expense decreased $29 thousand, or 1 percent, the net result of adding additional facilities and fully depreciating an investment in computer systems in prior periods. Outsourced data processing expense decreased by $249 thousand, or 48 percent, resulting from bringing the core processing for each subsidiary bank onto our in-house data system. Other expenses increased $807 thousand, or 22 percent, resulting primarily from charges for data conversion of Mountain West Bank to the in-house data system, and start up expenses on implementing the High Performance Checking program at the four banks not previously on the program. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent for the 2003 quarter which is comparable to the 51 percent for the 2002 quarter.


     Credit quality
     information                June 30,   March 31,  December 31,  June 30,
     ($ in thousands)             2003        2003        2002       2002

     Allowance for loan losses   $22,354    $21,627     $20,944    $19,941

     Non-performing assets        10,675     10,026      11,582      9,214

     Allowance as a percentage
      of non performing assets   209.41%     215.71%     180.83%    216.42%

     Non-performing assets as
      a percentage of total
      assets                       0.42%       0.43%       0.51%      0.43%

     Allowance as a percentage
      of total loans               1.59%       1.65%       1.58%      1.52%

     Net charge-offs as a
      percentage of loans         0.034%      0.012%      0.261%     0.097%


    Allowance for Loan Loss and Non-Performing Assets
    Non-performing assets as a percentage of total assets at June 30, 2003 were at .42 percent, a slight decrease from .43 percent at June 30, 2002 and from the December 31, 2002 .51 percent. This compares to the Peer Group average of .65 percent at March 31, 2003, the most recent information available. The reserve for loan losses was 209 percent of non-performing assets at June 30, 2003, compared to 216 percent a year ago. "Through the first half of the year charge offs have been far below our historic trends," Blodnick said. "Non-performing loans are still slightly higher than where we have been in the past. We need to continue to work hard to lower this number."
    With the continuing change in loan mix from residential real estate to commercial and consumer loans, which historically have greater credit risk, the Company has continued to increase the balance in the reserve for loan losses account. The reserve balance has increased $2.413 million, or 12 percent, to $22.354 million, which is 1.59 percent of total loans outstanding, up from 1.52 percent a year ago. The second quarter provision expense for loan losses was $1.051 million, a decrease of $209 thousand from the same quarter in 2002.


             Operating Results for Six Months Ended June 30, 2003
                          Compared to June 30, 2002

     Revenue summary
     ($ in thousands)                         Six months ended June 30,
                                         2003       2002   $ change  % change

     Net interest income                $43,795    $41,968  $1,827       4%

     Fees and other revenue:
       Service charges and fees           9,597      8,470   1,127      13%
       Gain on sale of loans              5,482      2,433   3,049     125%
       Gain on sale of investments,
        net of impairment charge          1,248          2   1,246   62300%
       Other income                         999      1,278    (279)    -22%
         Total non-interest income       17,326     12,183   5,143      42%
       Total revenue                    $61,121    $54,151  $6,970      13%

     Tax equivalent net
      interest margin                     4.22%      4.48%


    Net Interest Income
    Net interest income increased $1.827 thousand, or 4 percent, over the same period in 2002. Total interest income is $2.911 million, or 4 percent lower than in 2002, while total interest expense is $4.738 million or 19 percent lower. Lower interest rates were the main reason for the reduction in interest income and interest expense. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from 4.48 percent in 2002 to 4.22 percent in 2003.

    Non-interest Income
    Fee income increased $1.127 million, or 13 percent, over the same period last year, driven primarily by increased account activity. Gain on sale of loans increased $3.049 million reflecting the low level of mortgage interest rates and resulting purchase and refinancing activity. Other income was lower in the current year by $279 thousand primarily the result of reduced loan servicing income.
    Gain on sale of investments of $3.497 million were realized from the sale of approximately $16 million of long term corporate bonds. Market conditions provided an opportunity to realize currently the interest income that would have been generated over several years. The proceeds of the sale were reinvested in municipal securities of like maturity with similar future interest income. There was an impairment charge in the first six months of 2003 of $2.249 million for impairment of value on collateralized mortgage obligations.


     Non-interest expense summary
     ($ in thousands)                         Six months ended June 30,
                                        2003      2002    $ change  % change

     Compensation and employee
      benefits                        $17,029   $15,315     $1,714     11%
     Occupancy and equipment
      expense                           4,730     4,625        105      2%
     Outsourced data processing           828       961       (133)   -14%
     Core deposit intangibles
      amortization                        629       721        (92)   -13%
     Other expenses                     7,986     7,085        901     13%
         Total non-interest
          expense                     $31,202   $28,707     $2,495      9%


    Non-interest Expense
    Non-interest expense increased by $2.495 million, or 9 percent, from 2002. Compensation and benefit expense increased $1.714 million, or 11 percent from 2002, with commissions for loan originators, other incentives, additional support staff for increased volumes, and two additional branches in operation in Boise accounting for the majority of the increase. Occupancy and equipment expense increased $105 thousand, or 2 percent, the net result of adding additional facilities and fully depreciating an investment in computer systems in prior periods. Outsourced data processing expense decreased by $133 thousand, or 14 percent, resulting from bringing the core processing for each subsidiary bank onto our in-house data system. Other expenses increased $901 thousand, or 13 percent, resulting from charges for data conversion of Mountain West Bank to the in-house data system, start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, loan collection expenses, operations losses on deposit accounts, losses on other real estate sales, and volume related increases. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent for 2003 which is down from the 53 percent for 2002.

    Allowance for Loan Loss and Non-Performing Assets
    The provision expense for loan losses was $1.892 million which is a decrease of $668 thousand from the prior years' six month provision. The reserve balance has increased $2.413 million, or 12 percent, to $22.354 million, which is 1.59 percent of total loans outstanding, up from
1.52 percent a year ago. Net charge off loans as a percentage of loans outstanding were .034 percent for the first six months of 2003 which is down from .097 percent for the same period in 2002.

    Cash dividend
    On June 25, 2003 the board of directors declared a cash dividend of $.19 payable July 17, 2003 to shareholders of record on July 8, 2003. This was a $.04 increase from the same quarters' dividend in 2002, or a 27 percent increase, and is a 19 percent increase over the dividend declared in the first quarter.

    Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank, Western Security Bank, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah.


                              GLACIER BANCORP, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

    (Unaudited - $ in thousands
     except per share data)              June 30,   December 31,  June 30,
                                          2003          2002        2002
    Assets:
      Cash on hand and in banks          $71,738       74,624      59,812
      Interest bearing cash deposits      11,387        4,753       7,410
        Cash and cash equivalents         83,125       79,377      67,222

    Investment securities,
     available-for-sale                  884,451      739,961     616,781

    Net loans receivable:
      Real estate loans                  339,057      361,522     372,318
      Commercial Loans                   780,321      673,256     650,749
      Consumer and other loans           285,411      286,819     292,639
      Allowance for losses               (22,354)     (20,944)    (19,941)
        Total Loans, net               1,382,435    1,300,653   1,295,765

    Premises and equipment,
     net                                  48,658       47,215      47,455
    Real estate and other
     assets owned, net                       682        1,542         699
    Federal Home Loan Bank of
     Seattle stock, at cost               39,431       38,286      37,093
    Federal Reserve Bank stock,
     at cost                               5,250        4,578       4,250
    Accrued interest receivable           13,213       13,421      13,047
    Core deposit intangible, net           6,193        6,822       7,541
    Goodwill, net                         33,189       33,189      33,189
    Other assets                          14,734       16,300      15,023
                                      $2,511,361    2,281,344   2,138,065

    Liabilities and
     stockholders' equity:
      Non-interest bearing deposits     $337,193      295,016     256,519
      Interest bearing deposits        1,165,386    1,164,907   1,175,893
      Advances from Federal
       Home Loan Bank of Seattle         625,670      483,660     406,603
      Securities sold under
       agreements to repurchase           74,808       46,206      34,744
      Other borrowed funds                12,383       15,087       8,457
      Accrued interest payable             5,092        6,090       6,452
      Current income taxes                 1,314          815         737
      Deferred tax liability              10,244        8,629       5,083
      Trust preferred securities          35,000       35,000      35,000
      Other liabilities                   14,006       13,685      13,471
        Total liabilities              2,281,096    2,069,095   1,942,959

    Preferred shares, 1,000,000
     shares authorized.
      None outstanding                        --           --          --
      Common stock, $.01 par
       value per share.
       50,000,000 shares
       authorized                            193          173         172
      Paid-in capital                    220,624      173,408     170,894
      Retained earnings -
       substantially restricted           (3,089)      28,557      17,224
      Accumulated other
       comprehensive income               12,537       10,111       6,816
        Total stockholders' equity       230,265      212,249     195,106
                                      $2,511,361    2,281,344   2,138,065
    Number of shares
     outstanding                      19,280,059   19,014,400  18,898,098
    Book value of equity
     per share                             11.94        11.16       10.32
    Tangible book value
     per share                              9.90         9.06        8.17


                              GLACIER BANCORP, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS

    (Unaudited - $ in thousands
     except per share data)    Three months ended         Six months ended
                                     June 30                  June 30,
                                2003         2002         2003        2002
    Interest income:
      Real estate loans       $5,849        7,225        12,101      15,063
      Commercial loans        12,362       11,649        23,979      23,081
      Consumer and
       other loans             5,030        5,686        10,132      11,499
      Investment
       securities
       and other               8,371        8,947        17,462      16,942
        Total interest
         income               31,612       33,507        63,674      66,585

    Interest expense:
      Deposits                 4,431        6,673         9,378      14,115
      FHLB Advances            4,087        4,181         8,299       8,366
      Securities sold
       under agreements
       to repurchase             175          133           333         289
      Trust preferred
       securities                909          903         1,813       1,807
      Other borrowed
       funds                      47           16            56          40
        Total interest
         expense               9,649       11,906        19,879      24,617

    Net interest income       21,963       21,601        43,795      41,968
      Provision for
       loan losses             1,051        1,260         1,892       2,560
    Net Interest income
     after provision for
     loan losses              20,912       20,341        41,903      39,408

    Non-interest income:
      Service charges
       and other fees          3,846        3,443         7,435       6,606
      Miscellaneous loan
       fees and charges        1,132        1,099         2,162       1,864
      Gain on sale
       of loans                3,211        1,258         5,482       2,433
      Gain on sale
       of investments,
       net of impairment
       charge                  1,685            2         1,248           2
      Other income               439          532           999       1,278
        Total fees and
         other income         10,313        6,334        17,326      12,183
    Non-interest expense:
      Compensation,
       employee
       benefits
       and related
       expenses                9,050        7,533        17,029      15,315
      Occupancy and
       equipment
       expense                 2,295        2,324         4,730       4,625
      Outsourced data
       processing
       expense                   266          515           828         961
      Core deposit
       intangibles
       amortization              291          360           629         721
      Other expenses           4,417        3,610         7,986       7,085
        Total non-
         interest
         expense              16,319       14,342        31,202      28,707
    Earnings before
     income taxes             14,906       12,333        28,027      22,884

    Federal and
     state income
     tax expense               4,974        4,205         9,247       7,859
    Net earnings              $9,932        8,128        18,780      15,025

    Basic earnings
     per share                  0.52         0.43          0.98        0.80
    Diluted earnings
     per share                  0.51         0.42          0.96        0.79
    Dividends
     declared
     per share                  0.19         0.15          0.35        0.29
    Return on
     average
     assets
     (annualized)               1.67%        1.51%        1.63%        1.41%
    Return on
     average
     equity
     (annualized)              17.51%       16.77%       16.95%       15.78%
    Return on
     tangible
     average
     equity
     (annualized)              21.20%       21.40%       20.62%       20.31%
    Average
     outstanding
     shares - basic       19,267,556   18,852,953    19,211,468  18,784,258
    Average
     outstanding
     shares - diluted     19,569,414   19,197,076    19,495,418  19,116,131